UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 2021 (February 2, 2021)

UR-ENERGY INC.

(Exact name of registrant as specified in its charter)

Canada	001-33905	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

10758 W Centennial Road, Suite 200
Littleton, Colorado	80127
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (720) 981-4588

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol	Name of each exchange on which registered:
Common stock	URG (NYSE AMERICAN); URE (TSX)	NYSE American; TSX

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry Into a Definitive Material Agreement.

On February 2, 2021, Ur-Energy Inc. (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Cantor Fitzgerald & Co., as representative of the underwriters named therein (the “Underwriters”), in connection with an underwritten public offering of 14,722,200 of the Company’s common shares (the “Common Shares”) and accompanying warrants to purchase 7,361,100 Common Shares, at a combined public offering price of $0.90 per share and accompanying one-half warrant. Each whole warrant is exercisable for one Common Share at an exercise price of $1.35 per whole share and will expire three years from the date of issuance.

Under the terms of the Underwriting Agreement, the Company granted the Underwriters a 30-day option to purchase up to 2,208,330 additional Common Shares and additional warrants to purchase up to 1,104,165 Common Shares. On February 3, 2021, the Underwriters exercised their option to purchase 2,208,330 additional Common Shares and additional warrants to purchase an additional 1,104,165 Common Shares. The gross proceeds to the Company from the offering are expected to be approximately $15.24 million, before deducting underwriting discounts and commissions and other estimated offering expenses payable by the Company. All of the securities in the offering are being sold by the Company.

On February 4, 2021, the Company entered into a Warrant Agreement with Computershare Trust Company, N.A. (the “Warrant Agreement”). Pursuant to the Warrant Agreement, the warrants may be exercised at any time on or after the date of issuance and will expire on February 5, 2024. The warrants contain provisions that prohibit exercise if the holder, together with any affiliates, would beneficially own in excess of 4.99%, or 9.99% upon notice by the holder or automatically if such holder already beneficially owns in excess of 4.99%, of the number of Common Shares outstanding immediately after giving effect to such exercise. The holder of the warrants may increase or decrease this percentage by providing at least 61 days prior notice to the Company. In the event of certain corporate transactions, the holders of the warrants will be entitled to receive, upon exercise of the warrants, the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such transaction. The warrants do not contain voting rights or any of the other rights or privileges as a holder of Common Shares. There is no established trading market for the warrants and the Company does not expect a market to develop. In addition, the Company does not intend to apply for the listing of the warrants on any national securities exchange or other trading market.

The offering is being made pursuant to the Company’s effective shelf registration statement on Form S-3 (Registration No. 333-238324) previously filed with the Securities and Exchange Commission and declared effective on May 27, 2020, and a preliminary and final prospectus supplement thereunder.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including liabilities arising under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The Underwriting Agreement has been filed with this Current Report on Form 8-K to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

The preceding summary of the Underwriting Agreement and warrants is qualified in its entirety by reference to the full text of the Underwriting Agreement and the Warrant Agreement, copies of which are attached as Exhibit 1.1 and Exhibit 4.1 hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
1.1	Underwriting Agreement, dated February 2, 2021, between Ur-Energy Inc. and Cantor Fitzgerald & Co., as representative of the underwriters named therein.
4.1	Warrant Agreement, dated February 4, 2021, between Ur-Energy Inc. and Computershare Trust Company, N.A.
5.1	Opinion of Fasken Martineau DuMoulin LLP
5.2	Opinion of Davis Graham & Stubbs LLP
23.1	Consent of Fasken Martineau DuMoulin LLP (included in the opinion filed as Exhibit 5.1)
23.2	Consent of Davis Graham & Stubbs LLPC (included in the opinion filed as Exhibit 5.2)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 4, 2021

UR-ENERGY INC.

By:	/s/ Penne A. Goplerud
Name: Penne A. Goplerud
Title: General Counsel and Corporate Secretary